EXHIBIT 99.1

                    SYNTHETECH ANNOUNCES FISCAL 2006 RESULTS
                    ----------------------------------------

Albany, Oregon, June 20, 2006 - Synthetech, Inc. (NZYM.PK) today announced financial results for its fiscal fourth quarter and fiscal year, which ended March 31, 2006.

For the fourth quarter ended March 31, 2006, revenue was $1.8 million, a 44% decrease from revenue of $3.3 million for the same period last year. Gross income for the current quarter was $46,000, compared to gross income of $510,000 for the same period last year. Operating loss for the current quarter was $712,000, compared to an operating loss of $6.6 million for the same period last year. The fiscal 2005 fourth quarter results include a $6.3 million non-cash impairment charge, as discussed below. Net loss for the fourth quarter ended March 31, 2006 was $698,000, or $0.05 per share, compared to a net loss of $6.6 million, or $0.46 per share, in last year's corresponding period.

The Company reported revenue of $5.8 million for fiscal 2006, a 40% decrease from revenue of $9.8 million in fiscal 2005. Gross loss in fiscal 2006 was $594,000, compared to gross income in fiscal 2005 of $861,000. Operating loss in fiscal 2006 was $3.8 million, compared to an operating loss of $8.4 million for fiscal 2005, which includes the $6.3 million impairment charge. Net loss for the current fiscal year was $3.5 million, or $0.24 per share, compared to a net loss of $8.4 million, or $0.58 per share, in the prior fiscal year. International sales, principally to Western Europe, were $3.0 million and $2.6 million in fiscal 2006 and 2005, respectively.

During the fourth quarter of fiscal 2005, the Company completed a review of the carrying value of its property, plant and equipment in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets." As a result of this review, the Company determined that a significant non-cash write-down in carrying value was required and recorded a charge for the impairment of property, plant and equipment of $6.3 million, or $0.44 per basic and diluted share. Synthetech performed a similar review of the carrying value of its property, plant and equipment during the fourth quarter of fiscal 2006. As a result of this review, the Company determined that the applicable carrying values were not in excess of their fair values and, accordingly, no further adjustment was necessary.

Research and development expenses for the fourth quarter and the full year of fiscal 2006 increased by $106,000 and $284,000, respectively, from the levels for the corresponding periods last year, primarily as a result of an expansion of our R&D efforts. Beginning October 1, 2005, Synthetech engaged a contract research and manufacturing company located in India to serve as a satellite R&D team. Additionally, laboratory supplies expense and other contract research expenses also increased between the periods, as did the compensation paid to Paul Ahrens, a Synthetech Director, for contract research services.

Selling, general and administrative expenses for the fourth quarter of fiscal 2006 decreased by $152,000 compared to last year's corresponding period, primarily as a result of a reduction in consulting fees incurred for strategic development services and the departure in December 2005 of our director of business development for Europe.

The Company's cash and cash equivalents and marketable securities were $2.0 million at March 31, 2006, compared to $3.1 million at March 31, 2005. Our cash position decreased in fiscal 2006 primarily as a result of $876,000 of cash used in our operating activities and $87,000 of capital expenditures. In 2006, the primary use of cash was the net loss of $3.5 million, partially offset by non-cash charges for depreciation of $543,000 and restricted stock awards to employees of $22,000. As of March 31, 2006, Synthetech's working capital was $5.0 million.

                                Synthetech, Inc.
                       Condensed Statements of Operations
                                   (unaudited)
----------------------------------------------------------- --------------------------------- ---- ---------------------------------
                                                                   Three Months Ended                         Year Ended
                                                                       March 31,                              March 31,
                                                            ---------------------------------      ---------------------------------
          (in thousands, except per share data)                 2006               2005                2006               2005
                                                            --------------    ---------------      --------------     --------------
  Revenue                                                    $      1,835      $       3,298        $      5,819       $      9,751
  Cost of revenue                                                   1,789              2,788               6,413              8,890
                                                            --------------    ---------------      --------------     --------------
  Gross income (loss)                                                  46                510               (594)                861

  Research and development                                            291                185                 943                659
  Selling, general and administrative                                 467                619               2,249              2,309
  Impairment charge, property, plant and equipment                      -              6,305                   -              6,305
                                                            --------------    ---------------      --------------     --------------

  Operating loss                                                     (712)            (6,599)             (3,786)            (8,412)

  Interest income                                                      17                 13                 113                 49
  Interest expense                                                     (3)                (1)                 (8)                (6)
                                                            --------------    ---------------      --------------     --------------
  Loss before income taxes                                           (698)            (6,587)             (3,681)            (8,369)

  Income tax benefit                                                    -                  -                (180)                 -
                                                            --------------    ---------------      --------------     --------------
  Net loss                                                   $       (698)     $      (6,587)       $     (3,501)      $     (8,369)
                                                            ==============    ===============      ==============     ==============

  Basic and diluted loss per share                           $      (0.05)     $       (0.46)       $      (0.24)      $      (0.58)
                                                            ==============    ===============      ==============     ==============

Commenting on the Company's results, M. `Sreeni' Sreenivasan, President and CEO, said, "Fiscal 2006 continued to be a challenging year for the Company, with a dearth of large-scale projects primarily due to slowdowns and some cancellations in large-scale orders for key development and launched projects of pharmaceutical customers. On the positive side, our order backlog had improved to $4.6 million in late April 2006, with preliminary indications from some customers of the potential for significant repeat orders during Fiscal 2007 and beyond. We expect the industry turnaround to continue and help us return to profitability in the future. We also believe that our multi-pronged strategic direction detailed in prior SEC filings will help mitigate some of the volatility inherent in our core business of serving the pharmaceutical development pipeline."


Management anticipates that Synthetech's revenue will continue to be volatile from period to period. Variability in Synthetech's level of revenue is based primarily on our participation in large-scale customer projects and the timing of shipments arising from these projects. Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues. As the uncertainties inherent in drug development projects remain outside of Synthetech's control, it is difficult to predict the progress, timing and revenue potential of these projects.

ABOUT SYNTHETECH
Synthetech, Inc. is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies. Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments, proprietary custom chiral intermediates and specialty resins, primarily for the pharmaceutical. Synthetech's products support the development and manufacture of therapeutic peptides and peptidomimetic small molecule drugs at every stage of a customer's clinical development pipeline, and are used in drugs for the treatment of AIDS, cancer, cardiovascular and other diseases. Synthetech also manufactures products for use in cosmeceuticals.

FORWARD-LOOKING STATEMENTS
This press release contains "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, without limitation, statements regarding: significant repeat customer orders, industry turnaround, Synthetech's return to profitability, our strategic direction and the volatility of our revenue are forward-looking. Words such as "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result," or words or phrases of similar meanings identify forward-looking statements. Forward-looking statements reflect management's current expectations, plans or projections and are inherently uncertain and actual results could differ materially from such expectations, plans or projections. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Risks and uncertainties that could cause actual results to differ significantly from management's expectations include, but are not limited to, the following: uncertainty regarding our ability to continue our operations; our limited financial and other resources; the uncertain market for our products; potential loss of a significant customer; customer concentration; potential termination or suspension by customers of significant projects; our limited experience in entering new markets and market segments; potential period-to-period revenue or expense fluctuations; higher than expected cash use, or inability to borrow funds under our credit facility or to raise other debt or equity capital required to continue operations or to implement our growth strategy; production factors; industry cost factors and conditions; competition; government regulation; labor disputes; technological changes; international business risks. Investors are urged to read Synthetech's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and 2006 when filed, for a further description of risks and uncertainties related to forward-looking statements made by Synthetech as well as to other aspects of our business. Those reports describe, some, but not all of the factors that could cause actual results to differ significantly from management's expectations. Additional risks and uncertainties not presently known to Synthetech or which Synthetech currently deems immaterial also may impair our business or operations. Synthetech does not intend to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MORE INFORMATION:          Web site: www.synthetech.com
                           E-mail: investor@synthetech.com

CONTACT:                   M. "Sreeni" Sreenivasan, President & CEO
                           Gary Weber, CFO
                           PO Box 646
                           Albany, Oregon  97321
                           541 967-6575